EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-34354 pertaining to the 1999 Non-Qualified Stock Option Plan and Form S-8 No. 333-65504 pertaining to the Amended and Restated 1998 Long-Term Incentive Plan) of Women First HealthCare, Inc. of our report dated February 8, 2002, with respect to the consolidated financial statements of Women First HealthCare, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

ER	NST & YOUNG, LLP

March 26, 2002
San Diego, California